UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2006

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 15, 2006, MHI Hospitality, L.P., (the “Operating Partnership”) of which MHI Hospitality Corporation (the “Company”) is the general partner, through its subsidiary, Capitol Hotel Associates, LP, (“Seller”) entered into a contract to sell the Holiday Inn Downtown in Williamsburg, Virginia to Jay Ganesh, Inc., or permitted assigns (“Buyer”) for a price of $4.75 million. Seller will provide $400,000 in a seller-financed note, secured by a third lien deed of trust against the property and by a guaranty from affiliates of the Buyer. The seller-financed note bears interest at a rate of 8.0% per year, and the Buyer is required to make interest-only payments for the first four years of the note, with the principal balance of the note to be amortized and paid over the following sixteen years. As part of the transaction, an affiliate of the Buyer agrees to purchase the note from the Seller four years from the date of execution of the note. The balance of the purchase price will be paid in cash at closing which is expected in the third quarter of 2006. As part of the transaction, the Seller has agreed to fund up to $250,000 of Buyer’s costs in the event a product improvement plan is required as a condition to assumption of the Holiday Inn franchise license. The Company intends to deploy proceeds from the sale of the hotel into future projects via a 1031 like-kind exchange.

The closing of the acquisition is subject to various customary closing conditions, including the accuracy of representations and warranties through closing and conditions related to the operation and maintenance of the Williamsburg property.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of MHI Hospitality Corporation dated June 20, 2006 announcing agreement to sell the Williamsburg Holiday Inn Downtown.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2006

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Executive Vice President and Chief Operating Officer

3